EXHIBIT 23(C) UNDER FORM N-1A
                                            EXHIBIT 4(C) UNDER ITEM 601/REG. S-K
                              CERTIFICATE OF TRUST

                                       OF

                                HUNTINGTON FUNDS

                           a Delaware Statutory Trust


            This Certificate of Trust of Huntington Funds (the "Trust") is being duly executed and filed, in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (the "Act"), Del. Code tit. 12,
{section}{section}3801-3826.

            1. NAME. The name of the statutory trust formed hereby is "The Huntington Funds." See Amendment dated 5/17/06

            2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to the issuance of shares of beneficial interest, a registered management investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

                  (A) REGISTERED OFFICE. The registered office of the Trust in Delaware is c/o 1209 Orange Street, Wilmington, Delaware 19801.

                  (B) REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is The Corporation Trust Company.

            3. LIMITATION OF LIABILITY. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.




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      IN WITNESS WHEREOF, the Trustees named below do hereby make and enter into this Certificate of Trust as of the 18th day of April, 2006.


/s/ Carl A. Nelson
Carl A. Nelson


/s/ David S. Schoedinger
David S. Schoedinger


/s/ Tadd C. Seitz
Tadd C. Seitz


/s/ John M. Shary
John M. Shary


/s/ Mark D. Shary
Mark D. Shary


/s/ Thomas J. Westerfield
Thomas J. Westerfield


/s/ William R. Wise
William R. Wise

 THE FOLLOWING PAGES CONTAIN THE ACTUAL AMENDMENTS REFERENCED IN THE PRECEDING
                                   DOCUMENT.

                          CERTIFICATE OF AMENDMENT TO
                              CERTIFICATE OF TRUST
                              OF HUNTINGTON FUNDS

      This Certificate of Amendment to the Certificate of Trust of Huntington Funds is being duly executed and filed pursuant to Title 12. Section 3810(b) of the Delaware Statutory Trust Act. It is to become effective immediately upon filing.

1.    The name of the statutory trust is Huntington Funds.

2. The First Article of the Certificate of Trust of Huntington Funds is hereby amended to read as follows:

            1.  NAME:  The name of the statutory trust is "The Huntington
Funds."

      IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 17th day of May, 2006 A.D.


/s/ David S. Schoedinger
David S. Schoedinger